In this location, the origial of this document has an official stamp indicating that it was filed with the Secretary of State of the State of Nevada on July 26, 1994.

            RESTATED ARTICLES OF INCORPORATION OF
               THE CANTON INDUSTRIAL CORPORATION


         FIRST. The name of the Company shall be THE CANTON INDUSTRIAL CORPORATION.

         SECOND. The registered agent in the State of Nevada is:

                  Joseph Alfano
                  4180 Flaming Crest Drive #3
                  Las Vegas, Nevada 89121

         THIRD. The purpose for which this corporation is organized is to transact any lawful business, or to promote or conduct any legitimate object or purpose, under and subject to the laws of the State of Nevada.

         FOURTH. The stock of the corporation is divided into two classes: (1) common stock in the amount of two hundred million (2000,000,000) shares having par value of $0.001 each, and (2) preferred stock in the amount of twenty million (20,000,000)shares having par value of $0.001 each. The Board of directors shall have the authority, by resolution or resolutions, to divide the preferred stock into series, to establish and fix the distinguishing designation of each such series and the numbers of shares thereof (which number, by like action of the Board of Directors from time to time thereafter may be increased, except when otherwise provided by the Board of Directors in creating such series, or may be increased, except when otherwise provided by the Board of Directors in creating such series, or may be decreased, but not below the number of shares thereof then outstanding) and, within the limitations of applicable law of the State of Nevada or as otherwise set fourth in this article, to fix and determine the relative rights and preferences of the shares of each series so established prior to the issuance thereof. There shall be no cumulative voting by shareholders.

         FIFTH. The company, by action of the directors, and without action by its shareholders, may purchase its own shares in accordance with the provisions of Nevada Revised Statutes. Such purchases may be made either in the open market or at public or private sale, in such manner and amounts, from such holder or holders of outstanding shares of the Company, and at such prices as the directors shall from time to time determine.

         SIXTH. No holder of shares of the Company of any class, as such, shall have any pre-emptive right to purchase or subscribe for shares of the company, of any class, whether now or hereafter authorized.

         SEVENTH. The Board of Directors shall consist of no fewer than three members and no more than seven members. The initial Board of directors will consist of:

              Richard Surber
              10 West 100 South, Suite 710
              Salt Lake City, Utah 84101

              Ramon Smullin
              10 West 100 South, Suite 710
              Salt Lake City, Utah 84101

              Alan Hansen
              260 East Elm Street
              Canton, Illinois 61520

              The incorporator is:
              Richard Surber
              10 West 100 South, Suite 710
              Salt Lake City, Utah 84101

         EIGHT: No officer or director shall be personally liable to the corporation or its shareholders for money damages as provided is Section 78.037, Nevada Revised Statutes.

         NINTH.  The corporation shall not issue non-voting equity securities.

         IN WITNESS WHEREOF, these Restated Articles of Incorporation are hereby made effective August 1, 1994.

         THE CANTON INDUSTRIAL CORPORATION


         /s/ Richard Surber
         Director and President


         /s/ Allen Thomason
         Director and Secretary

State of Utah            )

                        ss.

County of Salt Lake      )

         On this 23rd day of June, 1994,  personally  appeared before me Richard
D. Surber, whose identity is personally known to me and who by me duly sworn, did say that he is the Director and Pesident of The Canton Industrial Corporation and that said document was signed by him on behalf of said corporation by authority of its Bylaws, and the Resolution of its Board of Directors, and said Richard Surber acknowledged to me that said corporation executed the same.


                                                          /s/ Regina Ainsworth
                                                          Notary Public

                                                          2/9/95
                                                          My Commission Expires
                  Seal

     The original of this document has a notarial seal from the notary indicating the notary's address and the date her commission expires and has the seal of the State of Utah.




State of Utah            )

                        ss.

County of Salt Lake      )

         On this 23rd day of June, 1996, personally appeared before me Allen Thomason, whose identity is personally known to me and who by me duly sworn, did say that she is the Secretary of The Canton Industrial Corporation and that said document was signed by her on behalf of said corporation by authority of its Bylaws, and the Resolution of its Board of Directors, and said Allen Thomason acknowledged to me that said corporation executed the same.


                                                          /s/ Regina Ainsworth
                                                          Notary Public

                                                          2/9/95
                                                          My Commission Expires
                  Seal

     The original of this document has a notaial seal from the notary indicating the notary's address and the date her commission expires and has the seal of the State of Utah.

         In this location, the origial of this document has a stamp indicating that this document was received on July 22, 1994 by the Secretary of State of the State of Nevada.